Exhibit 99.1

303 International Circle P: 410.427.1700 Suite 200 F: 410.427.8800 Hunt Valley, MD 21030

PRESS RELEASE – FOR IMMEDIATE RELEASE

OMEGA REPORTS FIRST QUARTER 2022 RESULTS AND RECENT DEVELOPMENTS

Completed $142 Million in New Investments

Completed the Gulf Coast Portfolio Asset Sale for $318 Million

HUNT VALLEY, MARYLAND – May 2, 2022 – Omega Healthcare Investors, Inc. (NYSE: OHI) (the “Company” or “Omega”) announced today its results for the quarter ended March 31, 2022.  The Company reported net income for the quarter of $195.2 million or $0.79 per common share.  The Company also reported Nareit Funds From Operations (“Nareit FFO”) for the quarter of $170.7 million or $0.69 per common share, Adjusted Funds From Operations (“Adjusted FFO” or “AFFO”) of $183.5 million or $0.74 per common share, and Funds Available for Distribution (“FAD”) of $161.9 million.

Nareit FFO, AFFO and FAD are supplemental non-GAAP financial measures that the Company believes are useful in evaluating the performance of real estate investment trusts.  For more information regarding these non-GAAP measures, see the “Non-GAAP Financial Measures” on the Company’s website at www.omegahealthcare.com.

CEO COMMENTS

Taylor Pickett, Omega’s Chief Executive Officer, stated, “Our near-term adjusted FFO and FAD financial results were impacted by the previously announced nonpayment of rent by a few operators including a reduction in collateral supporting non-paying operators. These challenges may continue for the next few quarters as we work through similar issues with other operators. Separately, we were able to successfully sell the majority of our legacy Gulf Coast assets in the quarter for over $300 million in net proceeds. We continue to believe that the strong appetite for skilled nursing assets and secular tailwinds continue to exist for this industry.”

Mr. Pickett continued, “Portfolio occupancy improved as the quarter progressed, as the impact of the Omicron variant receded. Nevertheless, many facilities remain unprofitable as low occupancy and elevated labor costs continue to pressure operating performance.  The incremental federal and state support provided to this industry through the pandemic has helped a frail and vulnerable segment of society receive the care they need.  We hope that future support will be sufficient to fund operator obligations until occupancy returns to a sustainable level.”

Mr. Pickett concluded, “As we have throughout this crisis, we would like to highlight the incredible efforts of our operators and their heroic employees, who continue to work tirelessly and bravely to protect and care for their residents.”

2022 RECENT DEVELOPMENTS AND FIRST QUARTER HIGHLIGHTS

In Q2 2022, the Company…

●	repurchased 3.9 million common shares for $106 million in April.
●	declared a $0.67 per share quarterly cash dividend on common stock.

In Q1 2022, the Company…

●	completed $121 million of real estate acquisitions.
●	invested $20 million in capital renovation and construction-in-progress projects.

●	repurchased 981 thousand common shares for $27 million.
●	sold 27 facilities for $333 million in cash proceeds, generating a $114 million gain.
●	paid a $0.67 per share quarterly cash dividend on common stock.
●	was included in the Bloomberg Gender-Equality Index for the 3rd consecutive year.

NET INCOME

The Company reported net income of $195.2 million, or $0.79 per common share, on revenues of $249.3 million for the quarter ended March 31, 2022. This compares to net income of $164.4 million, or $0.69 per common share, on revenues of $273.8 million, for the same period in 2021.

The year-over-year increase in net income for the quarter ended March 31, 2022 was primarily due to (i) a $29.7 million decrease in loss on early extinguishment of debt, (ii) a $25.2 million decrease in impairment on real estate properties, (iii) a $13.3 million increase in gain on the sale of assets, (iv) a $2.1 million decrease in depreciation and amortization expense resulting from facility sales and (v) a $1.2 million decrease in general and administrative (“G&A”) expenses. The increase in net income was partially offset by (i) a $21.5 million decrease in rental income primarily driven by three operators on a cash basis that failed to make contractual payments in 2022, (ii) a $10.2 million decrease in income from unconsolidated joint ventures resulting from prior year facility sales, (iii) a $3.1 million decrease in mortgage interest income as a result of one operator failing to make contractual payments on a non-accrual mortgage loan in 2022, (iv) a $2.8 million increase in provision for credit losses and (v) a $1.5 million increase in stock-based compensation expense.

FIRST QUARTER 2022 RESULTS

Revenues – Revenues for the quarter ended March 31, 2022 totaled $249.3 million, which included $23.1 million of straight-line and other non-cash revenue, $1.2 million of non-recurring revenue and $3.5 million of real estate tax and ground rents, which were partially offset by a $3.2 million write-off of straight-line and other non-cash revenue.

Expenses – Expenses for the quarter ended March 31, 2022 totaled $167.7 million, primarily consisting of $82.8 million of depreciation and amortization expense, $55.0 million of interest expense, $9.2 million of G&A expense, $6.9 million of stock-based compensation expense, $4.0 million of real estate tax and ground lease expense, $3.5 million of impairment on real estate properties, $3.2 million of amortized deferred financing costs and a $1.8 million provision for credit losses.

Other Income and Expense – Other income for the quarter ended March 31, 2022 totaled $113.2 million, which included $113.6 million of gain on assets sold.

Funds From Operations – Nareit FFO for the quarter ended March 31, 2022 was $170.7 million, or $0.69 per common share, on 247.6 million weighted-average common shares outstanding, compared to $170.2 million, or $0.71 per common share, on 239.9 million weighted-average common shares outstanding, for the same period in 2021.

The $170.7 million of Nareit FFO includes $6.9 million of non-cash stock-based compensation expense, a $3.2 million write-off of straight-line and other non-cash revenue, a $2.6 million non-cash provision for credit losses and $1.5 million of acquisition, merger and transition costs, which were partially offset by $1.2 million of non-recurring revenue.

The $170.2 million of Nareit FFO for the quarter ended March 31, 2021 included a $29.7 million loss on debt extinguishment, $5.4 million of non-cash stock-based compensation expense, a $2.8 million write-off of non-cash straight-line revenue, and $1.8 million of acquisition, merger and transition related costs offset by $5.0 million of non-recurring revenue, a $1.0 million recovery for credit losses and a $0.6 million recovery on direct financing leases.

Adjusted FFO was $183.5 million, or $0.74 per common share, for the quarter ended March 31, 2022, compared to $203.8 million, or $0.85 per common share, for the same quarter in 2021. For further information, see the “Funds From Operations” schedule below and on the Company’s website.

FINANCING ACTIVITIES

$500 Million Stock Repurchase Program – As previously announced, in January 2022, the Board of Directors authorized a program allowing the repurchase of up to $500 million of Omega’s outstanding common stock through March 2025.  The timing and amount of stock repurchases is at the discretion of management; however, management is under no obligation to repurchase any amount of stock. During the first quarter of 2022, the Company repurchased 981 thousand shares at an average price of $27.84 per share, totaling $27.3 million.

Dividend Reinvestment and Common Stock Purchase Plan – During the quarter ended March 31, 2022, the Company sold 80 thousand shares of its common stock under its Dividend Reinvestment and Common Stock Purchase Plan. Aggregate gross proceeds from these sales generated $2.3 million.

2022 FIRST QUARTER PORTFOLIO AND RECENT ACTIVITY

$142 Million of New Investments – In the first quarter of 2022, the Company completed approximately $121.5 million of acquisitions and $20.0 million in capital renovations and new construction projects consisting of the following:

$100 Million Real Estate Acquisition – On March 23, 2022, the Company acquired 27 care homes in the United Kingdom (“U.K.”) (similar to assisted living facilities in the United States (“U.S.”)) for approximately $100.0 million. Concurrent with the acquisition, the Company entered a master lease for the facilities with a new operator with an initial annual cash yield of 8.0% with 2.5% annual escalators.

$5 Million Real Estate Acquisition – On March 16, 2022, the Company acquired one care home in the U.K. for approximately $5.0 million. Concurrent with the acquisition, we entered a master lease for the facility with a new operator with an initial annual cash yield of 8.0% with 2.5% annual escalators.

$8 Million Real Estate Acquisition – On January 31, 2022, the Company acquired one care home in the U.K. for approximately $8.2 million. The facility was added to an existing operator’s master lease with an initial annual cash yield of 8.0% with 2.5% annual escalators.

$8 Million Real Estate Acquisition – On January 1, 2022, the Company acquired a Maryland skilled nursing facility (“SNF”) for $8.2 million and amended an existing operator’s master lease, with an initial term expiring on December 31, 2032, to include the acquired facility. The initial annual yield for the additional facility is 9.5% and includes annual escalators of 2.5%.

$20 Million of Capital Investments – In the first quarter of 2022, the Company invested $20.0 million under its capital renovation and construction-in-progress programs.

Operator Collectibility Updates – In January 2022, an operator representing 3.4% of the Company’s first quarter 2022 contractual annualized rent and mortgage interest revenue did not pay its contractual amounts due under its lease agreement. This operator continued to pay contractual interest amounts due under its $20.0 million revolving credit facility during the first quarter of 2022. In March 2022, the lease with this operator was amended to allow for a short-term rent deferral for January through March 2022. The deferred rent balance accrues interest monthly at a rate of 5% per annum. This operator resumed paying the contractual amount due under its lease agreement in April 2022. The operator is required to repay the deferred rent balance and accrued interest by December 31, 2022. In April 2022, this operator borrowed an additional $1.8 million under its revolving credit facility. Omega holds a $1.0 million letter of credit and a $150 thousand security deposit from this operator.

In March 2022, another operator representing 2.4% of the Company’s first quarter 2022 contractual annualized rent and mortgage interest revenue did not pay its March contractual amounts due under its lease agreement. In April 2022, the lease with this operator was amended to allow the operator to apply its $2.0 million security deposit to its March 2022 contractual rental payment and to allow for a short-term rent deferral for April, with regular rental payments required to resume in May.

Guardian Portfolio Restructuring – In the first quarter of 2022, the Company re-leased eight facilities to other operators and sold two facilities, all of which were previously leased to Guardian, as part of on-going restructuring activities. In February 2022, Guardian sold three facilities, previously subject to the Omega mortgage loan and made a partial paydown of $21.7 million against the mortgage loan. The remaining restructuring activities to be completed include the sale of seven facilities leased to Guardian. All seven of these facilities are included in assets held for sale as of March 31, 2022. In April 2022, the Company agreed to a formal restructuring agreement, master lease amendment and mortgage loan amendment with Guardian. As part of the restructuring agreement and amendments, Omega and Guardian agreed, among other terms, to (i) allow Guardian to defer $18.0 million of aggregate rent and interest, effective retrospectively, from October 1, 2021 through April 1, 2022, with repayment required after September 30, 2024 based on certain financial metrics and in full by the lease termination date and (ii) reduce the combined rent and mortgage interest to an aggregate $24.0 million following the closing of the seven facility sales previously discussed. In April 2022, Guardian made a partial payment after exhausting the maximum allowable deferral of $18.0 million under the restructuring agreement. Guardian is required to make contractual rent and interest payments going forward under the restructuring agreements.

Asset Sales and Impairments:

$333 Million in Asset Sales – In the first quarter of 2022, the Company sold 27 facilities for $332.6 million in cash, recognizing a gain of approximately $113.6 million.  The proceeds and gain primarily relate to the March 31, 2022 sale of 22 facilities that were previously leased and operated by Gulf Coast Health Care LLC (together with certain affiliates “Gulf Coast”). The net cash proceeds from the Gulf Coast sale, including related costs accrued for as of the end of the first quarter, were $304.0 million and we recognized a net gain of approximately $113.5 million.

Impairments and Assets Held for Sale – During the first quarter of 2022, the Company recorded a $3.5 million net impairment charge to reduce the net book value of two SNFs to their estimated fair value.

As of March 31, 2022, the Company had 26 facilities classified as assets held for sale, totaling approximately $92.8 million in net book value.

BALANCE SHEET AND LIQUIDITY

As of March 31, 2022, the Company had $5.68 billion of outstanding indebtedness with a weighted-average annual interest rate of 4.02%.  The Company’s indebtedness consisted of an aggregate principal amount of $4.9 billion of senior unsecured notes, a $50.0 million unsecured term loan, $379.9 million of secured debt and $354.9 million of borrowings outstanding under its unsecured revolving credit facility. As of March 31, 2022, total cash and cash equivalents were $491.2 million and the Company had $1.1 billion of undrawn capacity on its unsecured revolving credit facility.

DIVIDENDS

On April 21, 2022, the Board of Directors declared a quarterly cash dividend of $0.67 per share, to be paid May 13, 2022, to common stockholders of record as of the close of business on May 2, 2022.

ESG

On January 26, 2022, Omega, for the third consecutive year, was named one of 418 companies across 50 industries included in the Bloomberg Gender-Equality Index (“GEI”).  The GEI brings transparency to gender-related practices and policies at publicly listed companies, increasing the breadth of environmental, social and governance data available to investors. The GEI scoring methodology allows investors to assess company performance and compare across industry peer groups. The reference index measures gender equality across five pillars: female leadership and talent pipeline, equal pay and gender pay parity, inclusive culture, sexual harassment policies, and pro-women brand.

CONFERENCE CALL

The Company will be conducting a conference call on Tuesday, May 3, 2022, at 10 a.m. Eastern time to review the Company’s 2022 first quarter results and current developments.  Analysts and investors within the U.S. interested in participating are invited to call (877) 511-2891.  The Canadian toll-free dial-in number is (855) 669-9657.  All other international participants may use the dial-in number (412) 902-4140.  Ask the operator to be connected to the “Omega Healthcare’s First Quarter 2022 Earnings Call.”

To listen to the conference call via webcast, log on to www.omegahealthcare.com and click the “Omega Healthcare Investors, Inc. 1Q Earnings Call” hyper-link under “Upcoming Events” in the Investor Relations section on Omega’s website homepage.  Webcast replays of the call will be available on Omega’s website for a minimum of two weeks following the call.  Additionally, a copy of the earnings release will be available in the “Featured Documents” and “Press Releases” sections of Omega’s website.

* * * * * *

Omega is a real estate investment trust that invests in the long-term healthcare industry, primarily in skilled nursing and assisted living facilities. Its portfolio of assets is operated by a diverse group of healthcare companies, predominantly in a triple-net lease structure.  The assets span all regions within the U.S., as well as in the U.K.

FOR FURTHER INFORMATION, CONTACT

Matthew Gourmand, SVP, Corporate Strategy & Investor Relations

or

Bob Stephenson, CFO at (410) 427-1700

Forward-Looking Statements and Cautionary Language

Novel coronavirus (“COVID-19”) data has been provided by our operators. We caution that we have not independently validated facility virus incidence information, it may be reported on an inconsistent basis by our operators, and we can provide no assurance regarding its accuracy or that there have not been any changes since the time the information was obtained from our operators; we also undertake no duty to update this information.

This press release includes forward-looking statements within the meaning of the federal securities laws. All statements regarding Omega’s or its tenants’, operators’, borrowers’ or managers’ expected future financial condition, results of operations, cash flows, funds from operations, dividends and dividend plans, financing opportunities and plans, capital markets transactions, business strategy, budgets, projected costs, operating metrics, capital expenditures, competitive positions, acquisitions, investment opportunities, dispositions, facility transitions, growth opportunities, expected lease income, continued qualification as a real estate investment trust (“REIT”), plans and objectives of management for future operations and statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will” and other similar expressions are forward-looking statements. These forward-looking statements are inherently uncertain, and actual results may differ from Omega's expectations.

Omega’s actual results may differ materially from those reflected in such forward-looking statements as a result of a variety of factors, including, among other things: (i) uncertainties relating to the business operations of the operators of Omega’s properties, including those relating to reimbursement by third-party payors, regulatory matters and occupancy levels; (ii) the impact of the COVID-19 pandemic on our business and the business of our operators, including without limitation, the extent and duration of the COVID-19 pandemic, increased costs, staffing shortages and decreased occupancy levels experienced by operators of SNFs and assisted living facilities (“ALFs”) in connection therewith, the ability of operators to comply with infection control and vaccine protocols, the long-term impact of vaccinations on facility infection rates, and the extent to which continued government support may be available to operators to offset such costs and the conditions related thereto; (iii) the ability of any of Omega’s operators in bankruptcy to reject unexpired lease obligations, modify the terms of Omega’s mortgages and impede the ability of Omega to collect unpaid rent or interest during the pendency of a bankruptcy proceeding and retain security deposits for the debtor’s obligations, and other costs and uncertainties associated with operator bankruptcies; (iv) Omega’s ability to re-lease, otherwise transition or sell underperforming assets or assets held for sale on a timely basis and on terms that allow Omega to realize the carrying value of these assets; (v) the availability and cost of capital to Omega; (vi) changes in Omega’s credit ratings and the ratings of its debt securities; (vii) competition in the financing of healthcare facilities; (viii) competition in the long-term healthcare industry and shifts in the perception of various types of long-term care facilities, including SNFs and ALFs; (ix) additional regulatory and other changes in the healthcare sector; (x) changes in the financial position of Omega’s operators; (xi) the effect of economic and market conditions generally, and particularly in the healthcare industry; (xii) changes in interest rates; (xiii) the timing, amount and yield of any additional investments; (xiv) changes in tax laws and regulations affecting REITs; (xv) the potential impact of changes in the SNF and ALF market or local real estate conditions on the Company’s ability to dispose of assets held for sale for the anticipated proceeds or on a timely basis, or to redeploy the proceeds therefrom on favorable terms; (xvi) Omega’s ability to maintain its status as a REIT; (xvii) the effect of other factors affecting our business or the businesses of Omega’s operators that are beyond Omega’s or operators’ control, including natural disasters, other health crises or pandemics and governmental action, particularly in the healthcare industry, and (xviii) other factors identified in Omega’s filings with the Securities and Exchange Commission.  Statements regarding future events and developments and Omega’s future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward looking statements.

We caution you that the foregoing list of important factors may not contain all the material factors that are important to you. Accordingly, readers should not place undue reliance on those statements. All forward-looking statements are based upon information available to us on the date of this release. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

OMEGA HEALTHCARE INVESTORS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	March 31,	December 31,
	2022	2021
	(Unaudited)
ASSETS
Real estate assets
Buildings and improvements	$7,477,855	$7,448,126
Land	937,235	916,328
Furniture and equipment	516,410	511,271
Construction in progress	77,633	74,062
Total real estate assets	9,009,133	8,949,787
Less accumulated depreciation	(2,212,183)	(2,160,696)
Real estate assets – net	6,796,950	6,789,091
Investments in direct financing leases – net	10,849	10,873
Mortgage notes receivable – net	819,577	835,086
	7,627,376	7,635,050
Other investments – net	506,942	469,884
Investments in unconsolidated joint ventures	192,238	194,687
Assets held for sale	92,762	261,151
Total investments	8,419,318	8,560,772

Cash and cash equivalents	491,247	20,534
Restricted cash	3,534	3,877
Contractual receivables – net	13,172	11,259
Other receivables and lease inducements	269,992	251,815
Goodwill	651,024	651,417
Other assets	166,318	138,804
Total assets	$10,014,605	$9,638,478

LIABILITIES AND EQUITY
Revolving credit facility	$354,888	$—
Secured borrowings	379,644	362,081
Senior notes and other unsecured borrowings – net	4,893,839	4,891,455
Accrued expenses and other liabilities	256,390	276,716
Total liabilities	5,884,761	5,530,252

Equity:
Preferred stock $1.00 par value authorized – 20,000 shares, issued and outstanding – none	—	—
Common stock $.10 par value authorized – 350,000 shares, issued and outstanding –238,206 shares as of March 31, 2022 and 239,061 shares as of December 31, 2021	23,820	23,906
Additional paid-in capital	6,401,207	6,427,566
Cumulative net earnings	3,201,081	3,011,474
Cumulative dividends paid	(5,714,595)	(5,553,908)
Accumulated other comprehensive income (loss)	6,318	(2,200)
Total stockholders’ equity	3,917,831	3,906,838
Noncontrolling interest	212,013	201,388
Total equity	4,129,844	4,108,226
Total liabilities and equity	$10,014,605	$9,638,478

OMEGA HEALTHCARE INVESTORS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2022	2021
Revenues
Rental income	$213,346	$234,825
Real estate tax and ground lease income	3,537	2,936
Income from direct financing leases	256	258
Mortgage interest income	20,549	23,625
Other investment income	10,594	11,652
Miscellaneous income	1,033	472
Total revenues	249,315	273,768

Expenses
Depreciation and amortization	82,752	84,849
General and administrative	9,158	10,399
Real estate tax and ground lease expense	3,970	3,086
Stock-based compensation expense	6,860	5,396
Acquisition, merger and transition related costs	1,513	1,814
Impairment on real estate properties	3,511	28,689
Recovery on direct financing leases	—	(553)
Provision (recovery) for credit losses	1,824	(1,024)
Interest expense	54,952	55,768
Interest – amortization of deferred financing costs	3,193	2,753
Total expenses	167,733	191,177

Other income (expense)
Other expense – net	(429)	(435)
Loss on debt extinguishment	(6)	(29,670)
Realized (loss) gain on foreign exchange	(26)	666
Gain on assets sold – net	113,637	100,342
Total other income	113,176	70,903

Income before income tax expense and income from unconsolidated joint ventures	194,758	153,494
Income tax expense	(1,225)	(958)
Income from unconsolidated joint ventures	1,623	11,830
Net income	195,156	164,366
Net income attributable to noncontrolling interest	(5,549)	(4,388)
Net income available to common stockholders	$189,607	$159,978

Earnings per common share available to common stockholders:
Basic:
Net income available to common stockholders	$0.79	$0.69
Diluted:
Net income	$0.79	$0.69
Dividends declared per common share	$0.67	$0.67

OMEGA HEALTHCARE INVESTORS, INC.

FUNDS FROM OPERATIONS

Unaudited

(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2022	2021

Net income	$195,156	$164,366
Deduct gain from real estate dispositions	(113,637)	(100,342)
Deduct gain from real estate dispositions of unconsolidated joint ventures	—	(14,924)
Sub-total	81,519	49,100
Elimination of non-cash items included in net income:
Depreciation and amortization	82,752	84,849
Depreciation - unconsolidated joint ventures	2,896	3,361
Add back provision for impairments on real estate properties	3,511	28,689
Add back provision for impairments on real estate properties of unconsolidated joint ventures	—	4,178
Add back unrealized loss on warrants	—	72
Nareit funds from operations (“Nareit FFO”)	$170,678	$170,249

Weighted-average common shares outstanding, basic	239,527	232,572
Restricted stock and PRSUs	963	944
Omega OP Units	7,066	6,391
Weighted-average common shares outstanding, diluted	247,556	239,907

Nareit funds from operations available per share	$0.69	$0.71

Adjustments to calculate adjusted funds from operations:
Nareit FFO	$170,678	$170,249
Add back:
Stock-based compensation expense	6,860	5,396
Uncollectible accounts receivable (1)	3,151	2,750
Non-cash provision (recovery) for credit losses	2,555	(1,024)
Acquisition, merger and transition related costs	1,513	1,814
Loss on debt extinguishment	6	29,670
Deduct:
Non-recurring revenue	(1,221)	(5,004)
Recovery on direct financing leases	—	(553)
Add back unconsolidated joint venture related:
Loss on debt extinguishment	—	457
Adjusted funds from operations (“AFFO”)	$183,542	$203,755

Adjustments to calculate funds available for distribution:
Non-cash interest expense	$2,164	$1,880
Capitalized interest	(719)	(388)
Non-cash revenue	(23,063)	(12,070)
Funds available for distribution (“FAD”)	$161,924	$193,177

(1)	Straight-line accounts receivable write-off recorded as a reduction to rental income.

Nareit Funds From Operations (“Nareit FFO”), Adjusted FFO and Funds Available for Distribution (“FAD”) are non-GAAP financial measures.  For purposes of the Securities and Exchange Commission’s Regulation G, a non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position or cash flows that exclude amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable financial measure calculated and presented in accordance with GAAP in the income statement, balance sheet or statement of cash flows (or equivalent statements) of the company, or include amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable financial measure so calculated and presented.  As used in this press release, GAAP refers to generally accepted accounting principles in the United States of America.  Pursuant to the requirements of Regulation G, the Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

The Company calculates and reports Nareit FFO in accordance with the definition and interpretive guidelines issued by the National Association of Real Estate Investment Trusts (“Nareit”), and consequently, Nareit FFO is defined as net income (computed in accordance with GAAP), adjusted for the effects of asset dispositions and certain non-cash items, primarily depreciation and amortization and impairments on real estate assets, and after adjustments for unconsolidated partnerships and joint ventures and changes in the fair value of warrants. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis. Revenue recognized based on the application of security deposits and letters of credit or based on the ability to offset against other financial instruments is included within Nareit FFO. The Company believes that Nareit FFO, Adjusted FFO and FAD are important supplemental measures of its operating performance.  Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time, while real estate values instead have historically risen or fallen with market conditions.  The term funds from operations was designed by the real estate industry to address this issue.  Funds from operations described herein is not necessarily comparable to funds from operations of other real estate investment trusts, or REITs, that do not use the same definition or implementation guidelines or interpret the standards differently from the Company.

Adjusted FFO is calculated as Nareit FFO excluding the impact of non-cash stock-based compensation and certain revenue and expense items (e.g., acquisition, merger and transition related costs, write-off of straight-line accounts receivable, recoveries and provisions for credit losses (excluding certain cash recoveries on impaired loans), severance, etc.). FAD is calculated as Adjusted FFO less non-cash interest expense and non-cash revenue, such as straight-line rent. The Company believes these measures provide an enhanced measure of the operating performance of the Company’s core portfolio as a REIT. The Company’s computation of Adjusted FFO and FAD may not be comparable to the Nareit definition of funds from operations or to similar measures reported by other REITs, but the Company believes that they are appropriate measures for this Company.

The Company uses these non-GAAP measures among the criteria to measure the operating performance of its business.  The Company also uses FAD among the performance metrics for performance-based compensation of officers. The Company further believes that by excluding the effect of depreciation, amortization, impairments on real estate assets and gains or losses from sales of real estate, all of which are based on historical costs, and which may be of limited relevance in evaluating current performance, funds from operations can facilitate comparisons of operating performance between periods and between other REITs.  The Company offers these measures to assist the users of its financial statements in analyzing its operating performance and not as measures of liquidity or cash flow. These non-GAAP measures are not measures of financial performance under GAAP and should not be considered as measures of liquidity, alternatives to net income or indicators of any other performance measure determined in accordance with GAAP.  Investors and potential investors in the Company’s securities should not rely on these non-GAAP measures as substitutes for any GAAP measure, including net income.

The following tables present selected portfolio information, including operator and geographic concentrations, and lease and loan maturities:

	As of March 31, 2022
		Total		# of	# of
Balance Sheet Data	Total # of	Investment	% of	Operating	Operating
	Facilities	($000’s)	Investment	Facilities (2)	Beds (2)
Real estate investments (1)	876	$9,019,982	92%	861	85,913
Mortgage notes receivable	60	819,577	8%	55	6,082
	936	$9,839,559	100%	916	91,995
Assets held for sale	26	92,762		22	1,701
Total investments	962	$9,932,321		938	93,696

	As of March 31, 2022
		Total		# of	# of	Investment
Investment Data	Total # of	Investment	% of	Operating	Operating	per Bed
	Facilities	($000’s)	Investment	Facilities (2)	Beds (2)	($000’s)
SNFs/Transitional care (1)	751	$7,468,630	76%	735	79,669	$94
Senior housing (3)	185	2,370,929	24%	181	12,326	$192
	936	$9,839,559	100%	916	91,995	$107
Assets held for sale	26	92,762		22	1,701
Total investments	962	$9,932,321		938	93,696

(1) Includes one facility under a direct financing lease totaling $10.8 million.

(2) Excludes facilities which are non-operating, closed and/or not currently providing patient services.

(3) Includes ALFs, memory care and independent living facilities.

Revenue by Investment Type (000's)	Three Months Ended
	March 31, 2022
Rental property	$213,602	85.7%
Real estate tax and ground lease income	3,537	1.4%
Mortgage notes	20,549	8.2%
Other investment income and miscellaneous income - net	11,627	4.7%
	$249,315	100.0%

Revenue by Facility Type (000's)	Three Months Ended
	March 31, 2022
SNFs/Transitional care	$184,307	73.9%
Senior housing	49,844	20.0%
Real estate tax and ground lease income	3,537	1.4%
Other	11,627	4.7%
	$249,315	100.0%

	As of	2022 Q1	% of Total
	March 31, 2022	Annualized	Annualized
Rent/Interest Concentration by Operator ($000’s)	# of	Contractual	Contractual
	Facilities (1)	Rent/Interest (1)(2)	Rent/Interest
LaVie (f/k/a Consulate)	86	$97,347	9.8%
Ciena	61	97,014	9.8%
Maplewood	17	67,518	6.8%
Communicare	44	66,433	6.7%
Genesis	44	58,139	5.9%
Agemo	51	53,275	5.4%
Saber	50	53,232	5.4%
Brookdale	24	45,090	4.6%
HHC	44	38,139	3.9%
Nexion	45	33,821	3.4%
Remaining Operators (3)	471	378,691	38.3%
	937	$988,699	100.0%

(1) Excludes facilities which are non-operating, closed and/or not currently providing patient services.

(2) Includes mezzanine and term loan interest.

(3) Excludes one multi-tenant medical office building.

	As of March 31, 2022
Geographic Concentration by Investment ($000’s)	Total # of	Total	% of Total
	Facilities (1)	Investment (1)(2)	Investment
Florida	115	$1,320,583	13.3%
Texas	113	991,825	10.0%
Michigan	46	651,183	6.6%
Indiana	70	647,097	6.5%
California	51	564,738	5.7%
Ohio	43	562,161	5.7%
Pennsylvania	46	504,382	5.1%
Virginia	28	422,593	4.3%
New York	1	336,876	3.4%
North Carolina	39	328,231	3.3%
Remaining 32 states	296	3,039,843	30.7%
	848	9,369,512	94.6%
United Kingdom	88	534,904	5.4%
	936	$9,904,416	100.0%

(1) Excludes 26 facilities with total investment of approximately $92.8 million classified as assets held for sale.

(2) Excludes $64.9 million of allowance for credit losses.

	As of March 31, 2022
Operating Lease Expirations & Loan Maturities ($000's) (1)	Lease (Rent)	Interest Income	Lease (Rent) and Interest Income	% of Total Annualized Contractual Rent/Interest
2022	$—	$26	$26	0.0%
2023	3,684	453	4,137	0.4%
2024	4,188	7,447	11,635	1.2%
2025	5,123	5,119	10,242	1.0%
2026	41,803	—	41,803	4.2%

(1) Based on annualized 1st quarter 2022 contractual rent and interest.

The following tables present operator revenue mix, census and coverage data based on information provided by our operators for the indicated periods.  We have not independently verified this information, and we are providing this data for informational purposes only.

Operator Revenue Mix (1)		Medicare /	Private /
	Medicaid	Insurance	Other
Three-months ended December 31, 2021	54.3%	32.2%	13.5%
Three-months ended September 30, 2021	53.1%	33.3%	13.6%
Three-months ended June 30, 2021	53.2%	33.5%	13.3%
Three-months ended March 31, 2021	50.6%	38.2%	11.2%
Three-months ended December 31, 2020	51.0%	38.1%	10.9%

(1) Excludes all facilities considered non-core and does not include federal stimulus revenue.

		Coverage Data
		Before	After
	Occupancy (2)	Management	Management
Operator Census and Coverage (1)		Fees (3)	Fees (4)
Twelve-months ended December 31, 2021	74.5%	1.48x	1.14x
Twelve-months ended September 30, 2021	74.2%	1.52x	1.18x
Twelve-months ended June 30, 2021	74.2%	1.63x	1.28x
Twelve-months ended March 31, 2021	75.3%	1.80x	1.44x
Twelve-months ended December 31, 2020	78.1%	1.86x	1.50x

(1)	Excludes facilities considered non-core.
(2)	Based on available (operating) beds.
(3)

Represents EBITDARM of our operators, defined as earnings before interest, taxes, depreciation, amortization, Rent expense and management fees for the applicable period, divided by the total Rent payable to the Company by its operators during such period. “Rent” refers to the total monthly rent and mortgage interest due under the Company’s lease and mortgage agreements over the applicable period.

(4)

Represents EBITDAR of our operators, defined as earnings before interest, taxes, depreciation, amortization, and Rent (as defined in footnote 3) expense for the applicable period, divided by the total Rent payable to the Company by its operators during such period. Assumes a management fee of 4%.

The following table presents a debt maturity schedule as of March 31, 2022:

	Unsecured Debt
Debt Maturities ($000’s)	Revolving Credit Facility and OP Term Loan (1)	Senior Notes (1)	Secured Debt (1)	Total Debt Maturities
2022	$—	$—	$2,275	$2,275
2023	—	350,000	—	350,000
2024	—	400,000	19,750	419,750
2025	404,888	400,000	—	804,888
2026	—	600,000	—	600,000
2027	—	700,000	—	700,000
Thereafter		2,450,000	357,910	2,807,910
	$404,888	$4,900,000	$379,935	$5,684,823

(1) Excludes issuance and deferred financing costs.

The following table presents real estate investment activity:

	Three Months Ended
Real Estate Investment Activity ($000's)	March 31, 2022
	$ Amount	%
Real property	$121,497	85.8%
Construction-in-progress	5,303	3.8%
Capital expenditures	14,731	10.4%
Mortgages	—	—%
Other	—	—%
Total	$141,531	100.0%